Amendment No. 1 to Support Payment Agreement

between

Pacific Life Insurance Company

and

Lord, Abbett & Co. LLC

Pacific Life Insurance Company (the “Company”), on its behalf and on behalf of certain segregated asset accounts of the Company, and Lord, Abbett & Co. LLC (the “Distributor”), have previously entered into a Support Payment Agreement dated June 1, 2010 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is deleted and replaced in its entirety with the Schedule A attached hereto.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

3.	In the event of any inconsistencies between the Agreement and this Amendment, the terms of this Amendment shall govern.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of December 1, 2012.

PACIFIC LIFE INSURANCE COMPANY	Attest:

By: /s/ Anthony J. Dufault	By: /s/ Jane M. Guon
Name: Anthony J. Dufault	Name: Jane M. Guon
Title: Assistant Vice President	Title: Corporate Secretary

LORD, ABBETT & CO. LLC

By: /s/ Daria L. Foster
Name: Daria L. Foster
Title: Managing Member

Schedule A

Lord Abbett Series Fund, Inc.

International Core Equity Portfolio

Total Return Portfolio

Bond Debenture Portfolio

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